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Exhibit 5.2

[LETTERHEAD]

June 13, 2005

Minnesota, Dakota & Western Railway Company

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        I am issuing this opinion letter in my capacity as general counsel for Boise Cascade, L.L.C., Boise Cascade Finance Corporation and Minnesota, Dakota & Western Railway Company, a Minnesota corporation (the "Guarantor"), in connection with the Guarantor's proposed guarantee, along with the other guarantors under the Indenture (as defined below), of (i) $250,000,000 in aggregate principal amount of Senior Floating Rate Notes due 2012, Series B and (ii) $400,000,000 in aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2014, Series B (the "Exchange Notes"). The Exchange Notes are to be issued by Boise Cascade, L.L.C., a Delaware limited liability company and Boise Cascade Finance Corporation, a Delaware corporation (the "Co-issuers"), in connection with and exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on June , 2005, under the Securities Act of 1933, as amended (the "Act"). The obligations of the Co-issuers under the Exchange Notes will be guaranteed by the Guarantor (the "Exchange Guarantees"), along with other guarantors. The Exchange Notes and the Exchange Guarantees are to be issued pursuant to the Indenture (as may be amended or supplemented from time to time, the "Indenture"), dated as of October 29, 2004, among the Co-Issuers, the guarantors named therein and U.S. Bank National Association, as trustee.

        In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents, corporate records and other instruments (i) the certificate of incorporation and by-laws of the Guarantor, (ii) a written consent of the board of directors of the Guarantor with respect to the issuance of the Guarantees, (iii) the Registration Statement and (iv) the Indenture.

        For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Guarantor and others.

        My opinion expressed below is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain certain remedies (iv) any law except the laws of the State of Minnesota and the Minnesota case law decided thereunder and (v) the "Blue Sky" laws and regulations of Minnesota.

        Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that:

1.
The Guarantor is a corporation organized, existing and in good standing under the laws of the State of Minnesota.

2.
The Indenture has been duly authorized, executed and delivered by the Guarantor. The Indenture is a valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms.

3.
When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for old notes, the Guarantee of the Exchange Notes will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

4.
The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the charter, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Minnesota or any political subdivision thereof.

5.
No consent, waiver, approval, authorization or order of any State of Minnesota court or governmental authority of the State of Minnesota or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Exchange Act.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Minnesota be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis may rely upon this opinion to the same extent as if it were an addressee hereof.

        I hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. I also consent to the reference to my name under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,
/s/ KAREN E. GOWLAND Karen E. Gowland

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  Exhibit 5.2